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                                                                   Exhibit 4.1.2


February 26, 1999




PanAmSat Corporation
One Pickwick Plaza
Greenwich, Connecticut  06830
Attention:  James W. Cuminale, Esq.

Hughes Communications, Inc.
c/o Michael T. Smith
Hughes Electronics Corporation
200 North Sepulveda
P.O. Box 956
El Segundo, California  90245


Dear Sirs:

          Pursuant to Section 3(a) of the Amended and Restated Stockholder Agreement, dated as of May 16, 1997, between PanAmSat Corporation (the "Company"), Hughes Communications, Inc. ("HCI") and certain other parties (the "Agreement"), the Board of Directors of the Company may not have more than ten members. Terms used herein and not otherwise defined shall take the meaning given them in the Agreement.

          The Company desires to increase the size of its Board of Directors to eleven members to allow Frederick A. Landman to remain on the Board, notwithstanding his resignation as President and Chief Executive Officer of the Company, effective on March 31, 1999.

          The stockholders of the Company signatory below have beneficial ownership of 66-2/3% of the Shares held by Minority Stockholders and accordingly have the right pursuant to Section 8(l) of the Agreement to allow the Board of Directors of the Company to increase in size.

          We agree that notwithstanding the limitation contained in the first sentence of Section 3(a) of the Agreement, when Frederick A. Landman ceases to be Chief Executive Officer of the Company, the number of members of the Board of Directors of the Company may be increased to eleven, solely to allow Frederick
A. Landman to serve, as one of HCI's designees, as the
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eleventh member of the Board of Directors of the Company.

          The consent and waiver contained in this letter shall remain in effect only for so long as Frederick A. Landman remains a member of the Board of Directors of the Company as a designee of HCI.

          Other than as expressly set forth above, the Agreement remains unchanged and in full force and effect.

                         Yours very truly,

                         CLASS A HOLDERS



                                               Mary Anselmo
                         -------------------------------------------------------

                         Name: Mary Anselmo, individually and as a trustee of the Article VII Trust created by the RENE ANSELMO REVOCABLE TRUST DATED JUNE 10, 1994 and as a successor trustee under the Voting Trust Agreement dated as of February 28, 1995 and as a co-trustee of the RAYCE ANSELMO TRUST DATED DECEMBER 23, 1991

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